Exhibit (h)(54)

AMENDED AND RESTATED SCHEDULE A

THIS AMENDED AND RESTATED SCHEDULE A dated as of September 30, 2010 for the addition of S1 Fund, is the Schedule A to that certain Regulatory Administration Services Agreement dated as of June 1, 2003 between BNY Mellon Investment Servicing (US) Inc. (formerly PNC Global Investment Servicing (U.S.) Inc.) and The RBB Fund, Inc.

List of Portfolios

Money Market Portfolio

Bogle Investment Management Small Cap Growth Fund

Robeco Boston Partners All-Cap Fund

Robeco Boston Partners Small Cap Value Fund II (formerly the Micro Cap Value Fund)

Robeco Boston Partners Long/Short Equity Fund (formerly the Market Neutral Fund)

Robeco WPG 130/30 Large Cap Growth Fund (formerly Robeco WPG Large Cap Growth Fund)

Robeco WPG Small Cap Value Fund (formerly Robeco WPG Tudor Fund)

Schneider Small Cap Value Fund

Schneider Value Fund

Senbanc Fund

Bear Stearns CUFS MLP Mortgage Portfolio

Bear Stearns Enhanced Income Fund

Marvin & Palmer Large Cap Growth Fund

Free Market U.S. Equity Fund

Free Market International Equity Fund

Free Market Fixed Income Fund

SAM Global Active Fund

SAM Global Themes Fund

Perimeter Small Cap Growth Fund

Robeco Boston Partners Long/Short Research Fund

S1 Fund

BNY MELLON INVESTMENT SERVICING		THE RBB FUND, INC.
(US) INC.

By:	/s/Jay F. Nusblatt	By:	/s/Salvatore Faia

Name:	Jay F. Nusblatt	Name:	Salvatore Faia

Title:	Senior Vice President	Title:	President